Pinafore Holdings B.V.

Exhibit 21.1

Principal trading subsidiaries of the Company as at December 31, 2012

Details of the Company’s principal trading subsidiaries as at December 31, 2012 are set out below. Each entity is wholly owned by the Group unless otherwise stated.

Aquatic Co.	(USA)	Gates PT Spain SA	(Spain)
Conexiones Hidraulics, S.A. de C.V.	(Mexico)	Gates Rubber Company (S) Pte. Ltd	(Singapore)
Eifeler Maschinenbau GmbH	(Germany)	The Gates Corporation	(USA)
Gates E & S North America, Inc.	(USA)	Gates de Mexico S.A. de C.V.	(Mexico)
Gates Engineering & Services Pte. Ltd.	(Singapore)	Gates (U.K.) Limited	(Scotland)
Gates GmbH	(Germany)	Gates Unitta Asia Kabushikikaisha
Gates S.A.S	(France)	(51% owned)	(Japan)
Gates Argentina SA	(Argentina)	Gates Unitta Asia Trading Company Pte. Ltd.
Gates Australia Pty Ltd	(Australia)	(51% owned)	(Singapore)
Gates do Brasil Industria e Comercio Ltda	(Brazil)	Gates Unitta India Company Private Limited
Gates Canada Inc.	(Canada)	(51% owned)	(India)
Gates Europe BVBA	(Belgium)	Gates Unitta Korea Co. Ltd.
Gates Fluid Power Technologies (Changzhou) Co. Ltd.	(China)	(51% owned)	(Korea)
Gates France S.a.r.l	(France)	Gates Unitta Power Transmission (Shanghai) Ltd
Gates S.r.l.	(Italy)	(51% owned)	(China)
Gates Hydraulics s.r.o.	(Czech Republic)	Gates Unitta Power Transmission (Suzhou) Ltd.
Gates CIS LLC	(Russia)	(51% owned)	(China)
Gates EMB Trading (Shanghai) Co. Ltd.	(China)	Gates Unitta (Thailand) Co. Ltd.
Gates Engineering & Services FZCO	(UAE)	(51% owned)	(Thailand)
Gates Engineering & Services Hamriyah FZE	(UAE)	Gates Winhere Automotive Pump Products (Yantai) Co. Ltd.
Gates India Private Limited	(India)	(60% owned)	(China)
Gates Korea Company, Ltd.
(51% owned)	(Korea)
Gates Mectrol, Inc.	(USA)
Gates Polska Sp.zo.o.	(Poland)
Gates Powertrain Plastik Metal ve Makina Sanayi ve Ticaret Limited Sirketi
(50% owned)	(Turkey)